Exhibit 10(ff)

December 15, 2006

Lewis Hay, III
Chairman, President and Chief Executive Officer
FPL Group, Inc.
700 Universe Boulevard
Juno Beach, FL 33408

Re: Employment by FPL Group, Inc., or its successors (Amendment No. 2 to the Letter Agreement dated as of February 25, 2005)

Dear Lew:

Regarding the Letter Agreement, dated as of February 25, 2005, as amended by letter agreement dated December 15, 2005, between you and FPL Group, Inc. (collectively, the "Letter Agreement"), you and FPL Group, Inc. hereby agree to amend the Letter Agreement as follows, effective immediately upon, and subject to, the appointment by the Board of Directors of James L. Robo as President of FPL Group, Inc:

1)  The first sentence of paragraph 3 of the Letter Agreement shall be deleted and the following substituted therefor:

"During the term of your employment hereunder and subject to Section 4 below, you shall serve as the Corporation's Chief Executive Officer and as a Director and Chairman of the Corporation's Board of Directors (the "Board")."

2)  The first clause of paragraph 4(c)(ii) of the Letter Agreement, prior to the proviso contained in that section (which proviso shall remain in full force and effect), shall be deleted and the following substituted therefor:

"the removal of, or failure to elect or reelect you as Chief Executive Officer or Chairman of the Board of the Corporation; provided, however, [remainder of the paragraph remains as set forth in the Letter Agreement]"

Sincerely,

FPL GROUP, INC.		AGREED TO AND ACCEPTED:

By:	SHERRY S. BARRAT	LEWIS HAY, III

	Sherry S. Barrat	Lewis Hay, III
	Chair, Compensation Committee	Date: December 15, 2006